Filed pursuant to Rule 424(b)(5)
Registration Numbers 33-8037, 33-3811 and 333-11678

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 19, 2000

¥75,000,000,000
Development Bank of Japan
              (Incorporated under the Development Bank of Japan Law)

1.70% Japanese Yen Guaranteed Bonds Due September 20, 2022
Unconditionally and Irrevocably Guaranteed
as to Payment of Principal and Interest by
Japan

We will pay interest on the bonds semi-annually in arrears in equal payments on September 20 and March 20 of each year, commencing March 20, 2003, except that the first payment of interest to be made on March 20, 2003 shall be in respect of the period from and including December 13, 2002 to, but excluding, March 20, 2003, and shall amount to ¥4,517 per ¥1,000,000 principal amount of the bonds. The bonds will mature on September 20, 2022. We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement under “Description of the Bonds and Guarantee—Redemption”. The bonds will be issued only in registered form in denominations of ¥1,000,000 and integral multiples thereof. See “Description of the Bonds and Guarantee”.

We have applied to list the bonds on the Luxembourg Stock Exchange.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per bond	Total
Price to Public(1)	99.767%	¥74,825,250,000
Underwriting Discount	0.45%	¥337,500,000
Proceeds to the Bank(1)	99.317%	¥74,487,750,000

(1)	Plus accrued interest, if any, from December 13, 2002, if settlement occurs after that date.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company, Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), against payment on or about December 13, 2002.

NikkoSalomonSmithBarney Europe	UBS Warburg

Deutsche Bank	JPMorgan
Merrill Lynch & Co.	Mizuho International plc
Morgan Stanley	Nomura Securities

Prospectus Supplement dated December 6, 2002.

The bonds are exempt from the requirement for registration under the Securities and Exchange Law of Japan and are subject to the Special Taxation Measures Law of Japan. The bonds may not be offered, sold or delivered in Japan or to residents of Japan, except pursuant to an exemption from, or otherwise in compliance with, the Securities and Exchange Law of Japan to certain financial institutions and persons holding bonds through such institutions. Interest payments on the bonds generally will be subject to Japanese withholding tax unless the holder establishes that the bonds are held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a Japanese designated financial institution described in Article 6 of the Special Taxation Measures Law of Japan.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front page of this prospectus supplement or, with respect to information incorporated by reference, as of the date of such information.

In this prospectus supplement, “we”, “our”, “us” and “the Bank” refer to Development Bank of Japan.

The spot buying rate quoted on the Tokyo Foreign Exchange Market on December 5, 2002, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥125.20 = $1.00, and the noon buying rate on December 5, 2002 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was $1.00 = ¥124.99.

References in this prospectus supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “ ¥”or “yen” are to Japanese yen and references to “$” or “US$” are to U.S. dollars.

        IN CONNECTION WITH THIS ISSUE, SALOMON BROTHERS INTERNATIONAL LIMITED OR ANY PERSON ACTING FOR IT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE ISSUE DATE. HOWEVER, THERE MAY BE NO OBLIGATION ON SALOMON BROTHERS INTERNATIONAL LIMITED OR ANY OF ITS AGENTS TO DO THIS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME, AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD. SALOMON BROTHERS INTERNATIONAL LIMITED, OR ANY OF ITS AGENTS, MAY EFFECT THESE TRANSACTIONS ON THE LUXEMBOURG STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE.

We accept responsibility for the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. To the best of our knowledge and belief, the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information. You should read this prospectus supplement together with the accompanying prospectus dated April 19, 2000.

FOREIGN EXCHANGE CONSIDERATIONS

An investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the “home currency”, entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

—significant changes in rates of exchange between the home currency and the Japanese yen, and

—the imposition or modification of foreign exchange controls with respect to the Japanese yen.

We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the Japanese yen, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciation of the Japanese yen against the home currency could result in a decrease in the effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.

INCORPORATION BY REFERENCE

The Annual Report on Form 18-K of the Development Bank of Japan containing the audited financial statements of the Development Bank of Japan for the year ended March 31, 2002, as filed with the United States Securities and Exchange Commission, is hereby incorporated by reference. Copies thereof are available free of charge at the office of the Paying Agent in Luxembourg.

SUMMARY OF THE OFFERING

The following is a summary of certain information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. More detailed information is contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. You should read carefully this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Development Bank of Japan.

Securities Offered	¥75,000,000,000 principal amount of 1.70% Japanese Yen Guaranteed Bonds Due September 20, 2022.

Guarantee	Payments of principal of and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	September 20, 2022

Interest Payment Dates	September 20 and March 20, commencing March 20, 2003.

Interest Rate
1.70% per year. We will pay interest on the bonds semi-annually in arrears in equal payments, except that the first payment of interest to be made on March 20, 2003 shall be in respect of the period from and including December 13, 2002 to, but excluding, March 20, 2003, and shall amount to ¥4,517 per ¥1,000,000 principal amount of the bonds. Whenever it is necessary to compute any amount of interest in respect of the bonds other than with respect to regular semi-annual payments, that interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

Additional Amounts
In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further detail on the payment of these additional amounts, see “Description of the Bonds and Guarantee”.

Redemption
We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee—Redemption”.

Markets
We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to list the bonds on the Luxembourg Stock Exchange.

Form and Settlement
All bonds will be in registered form, without interest coupons attached. Bonds offered and sold outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg.

Bonds offered and sold within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, which will be registered in the name of Cede & Co., as nominee for The Depositary Trust Company, which we refer to as DTC. Except as described in this prospectus supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Clearstream, Luxembourg and Euroclear, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of ¥1,000,000 and integral multiples thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee—Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in the same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders on the settlement date against payment in same-day funds. For information on secondary market trading, see “Global Clearance and Settlement—Secondary Market Trading”.

Luxembourg Paying
Agent	Bank of Tokyo-Mitsubishi (Luxembourg) S.A.

CUSIP	25159MAC1

ISIN	XS0159205995

Common Code	015920599

RECENT DEVELOPMENTS

DEVELOPMENT BANK OF JAPAN

RECENT DEVELOPMENTS REGARDING GOVERNMENTAL FINANCIAL INSTITUTIONS AND OTHER GOVERNMENT-AFFILIATED INSTITUTIONS (COLLECTIVELY CALLED “SPECIAL PUBLIC INSTITUTIONS”)

Recently the Japanese government has discussed reforming special public institutions. The Outline of Administrative Reforms adopted by a cabinet meeting on December 1, 2000 requires that the businesses and organizational forms of all special public institutions undergo a thorough review in light of the recent changes in Japan’s social and economic conditions. Based upon that review, a reorganization and rationalization plan was to be formulated by the end of fiscal year 2001. Furthermore, the outline calls for the adoption of any necessary measures, including enactment of new laws, by the end of fiscal year 2005 in order to implement the reorganization and rationalization plan. To promote reform of special public institutions, the Basic Law Concerning Reform of Special Public Institutions, which provides for, among other matters, formulation of a reorganization and rationalization plan for special public institutions and establishment of a Special Public Institutions Reform Promotion Headquarters, was promulgated in June 2001.

In order to implement the Outline of Administrative Reforms, in April 2001 the Cabinet Headquarters for Administrative Reform, which was established in January 2001 to handle the administrative reform special project, listed the types of businesses conducted by the special public institutions and the matters to be reviewed for the respective types of businesses. In June 2001, the Cabinet Headquarters for Administrative Reform completed and released an Interim Report Regarding the Review of the Special Public Institutions’ Businesses. On December 18, 2001, the Special Public Institutions Reform Promotion Headquarters adopted the Reorganization and Rationalization Plan for Special Public Institutions.

In the Reorganization and Rationalization Plan for Special Public Institutions, which was approved by a cabinet meeting on December 19, 2001, the details of reform concerning the businesses and organizational forms of special public institutions (including their abolition, integration or privatization) are indicated. With respect to the businesses of the Bank, the following plans were suggested to the Bank in the Reorganization and Rationalization plan for Special Public Institutions:

•
One of the reform principles is to “let private entities handle as much as they are capable of doing”. In line with this policy, the Bank should streamline its loan programs, adjust its lending terms and conditions, and specialize in taking credit risks in such fields as project finance, regional development, etc.

•	The Bank should seek to liquidify and/or securitize loan assets and to compress its outstanding loans. Also, the Bank should make optimal use of its guarantor function.

•	The Bank should take appropriate measures regarding risk management of its loan assets. It should disclose appropriate information on its reserves.

•	The Bank should clearly identify who is responsible for setting interest rates, taking into account policy priorities and other factors.

•	The Bank should work to develop policy evaluation methods and introduce a system by which the evaluation results can be reflected in its operations. Policy costs should be clearly stated.

With respect to the Bank, no specific organizational reform was prescribed in the Reorganization and Rationalization Plan for Special Public Institutions. Since the beginning of 2002, an overall review of area, scope and organizational structure of public finance has been and is being discussed by the Council on Economic and Fiscal Policy (CEFP), an advisory body for the Prime Minister. The CEFP has announced its intention to reach a conclusion on these reforms by the end of calendar 2002 and published an interim report on

October 7, 2002; “The Basic Framework on Radical Reform of Policy Finance” (the “Framework”). Although general principles regarding the functions and activity area of public finance expected to be adopted in the reform were delineated in the Framework, no discussion about the respective governmental financial institutions including the Bank was included in the Framework. In the Framework it was indicated that the future responsibilities of the respective existing governmental financial institutions will be considered in accordance with the Framework and a conclusion is expected to be reached within the year. The Cabinet will consider the CEFP’s reform proposals and expects to move forward with reforms of the public finance system as soon as possible taking into consideration the economic environment.

BUSINESS REHABILITATION SUPPORT PROGRAM

In the fiscal year ended March 31, 2002, the Bank began a new program for financially troubled companies: the “Loan and Investment Program for Business Rehabilitation”, to contribute to the government’s measures for resolving the non-performing loans of financial institutions and excessive-debt-burden issues for enterprises. The Bank provides debtor-in-possession (“DIP”) finance and investment in corporate restructuring funds under the program.

Since Japan’s new Civil Rehabilitation Law, modeled after Chapter 11 of the United States Bankruptcy Code, became effective in April 2000, there have been a large number of filings under the law. Because the rehabilitation of over-leveraged companies is important to the recovery of the Japanese economy, the Bank has participated in DIP financing under the new law, as well as Japan’s existing Corporate Reorganization Law, since April 2001. As of March 31, 2002, the Bank has extended lines of credit amounting to a total of around ¥22 billion for 10 companies under court protection. The Bank’s DIP loans are secured by security such as accounts receivable or other liquid collateral, and authorized as administrative claims by courts.

The Bank is also proceeding with its new mission of promoting corporate restructuring, with the goal of de-leveraging and rehabilitating financially troubled companies in Japan, through investments in corporate restructuring funds. The main objective of such funds is promoting business restructuring and facilitating disposal of non-performing loans of banks. To be considered for such investments, target companies must have positive cash flow, good industry prospects, good management and viable exit alternatives such as public offerings, mergers, acquisitions or sales to strategic investors. To mobilize private risk capital, the investment share of the Bank in such funds is less than 50%. The Bank has budgeted a maximum of ¥100 billion for investment in these funds, utilizing ¥50 billion injected from the government for this purpose.

COMPREHENSIVE MEASURES TO ACCELERATE REFORMS BY THE GOVERNMENT

In response to the recent growing uncertainty concerning the nation’s financial and economic conditions, the Government of Japan decided on October 30, 2002 to reinforce its policy measures to bring greater stability to the financial system by working for the rapid recovery of financial intermediary functions via accelerating the disposal of non-performing loans, facilitating the smooth reallocation of resources to new growth fields, and striving to realize a rapid recovery of Japan’s finance and industry.

To these ends, the Government announced its intention to rapidly prepare concrete proposals for the implementation of various new policy measures including the following new policy measures involving the Bank:

•	Enhancing the support function for business revitalization and industrial reorganization

-
Expand the system of investments in corporate restructuring funds, and improve the financing system for third party businesses acquiring or succeeding to the assets of enterprises undergoing rehabilitation.

-
To revitalize the finance markets and provide appropriate funding, provided support for the improvement of finance structures, including the utilization of credit derivatives such as the collaterized loan obligations (CLOs).

•	Promote the structural reform of securities markets

-	To strive for the revitalization of the financial markets, the Bank will utilize securitization methods in coordination with private financial institutions.

•	Designate priority urban redevelopment areas and provide project support

-	Expand urban renaissance-related loans by the Bank.

JAPAN

INTRODUCTORY NOTE

The following tables and information update the tables and information relating to Japan found in their annual report on Form 18-K for the year ended March 31, 2002. For your information, the financial data relating to the Gross National Product of Japan in the sections entitled “—Japan—The Economy” and “—Japan—Industry” have been revised and restated in their entirety because of a change in the method of calculation of the Gross National Product, as discussed in further detail below. The remaining sections have been updated to reflect current information, and have not been revised in their entirety. In those sections, information pertaining to previous years is provided solely for your convenience.

BANK OF JAPAN INTEREST RATE

On March 1, 2001, The Bank of Japan lowered its official discount rate from 0.35% to 0.25%. On September 19, 2001, The Bank of Japan further lowered its official discount rate to 0.10%.

THE ECONOMY

Gross Domestic Product and National Income

The following table sets forth information pertaining to Japan’s gross domestic product for JFY 1997 through JFY 2001.

Please note that in November 2001, Japan announced revised GDP financial data for JFY 1990 through to JFY 1998. The revisions were due to the implementation by Japan of the 1993 United Nations recommendations on calculating national accounts known as “93SNA”. As a result of this new method for calculating GDP, the GDP information which follows revises and replaces the Gross National Product or GNP information and certain other financial information from the financial information provided in Japan’s Annual Report.

	JFY 1997	JFY 1998	JFY 1999	JFY 2000	JFY 2001(b)	Percentage of JFY 2001 GDP
	(yen amounts in billions)
Total Consumption
Private	¥284,926	¥286,487	¥290,723	¥286,850	¥283,369	56.6%
Government	79,619	80,987	83,503	86,692	88,909	17.8

	364,545	367,474	374,226	373,542	372,279	74.4
Total Gross Capital Formation
Private
Producers’ Durable Equipment	83,571	77,797	75,232	79,989	75,237	15.0
Residential Construction	22,313	19,611	20,557	20,198	18,475	3.7
Public	39,593	39,532	38,285	34,726	32,159	6.4

	145,477	136,940	134,074	134,913	125,871	25.2
Additions to Business Inventories
Private	2,718	(713)	(1,846)	(1,769)	(1,790)	(0.4)
Public	267	(25)	66	125	(33)	(0.0)

	2,985	(739)	(1,780)	(1,644)	(1,823)	(0.4)
Net Exports of Goods and Services	7,171	9,570	7,829	6,196	3,890	0.8

Gross Domestic Product (=GDE) Current Prices	¥520,177	¥513,245	¥514,349	¥513,006	¥500,217	100.0%

Gross Domestic Product (=GDE) Constant Prices(a)	¥521,315	¥517,204	¥526,951	¥535,690	¥528,929

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	14,403	13,563	11,142	12,198	13,712
Less: Imports of Goods and Services and Other Payments Abroad	(7,639)	(6,709)	(4,802)	(5,248)	(5,158)

	6,764	6,854	6,340	6,950	8,554

Gross National Income	¥526,941	¥520,099	¥520,687	¥519,956	¥508,771
Percentage Increases of GDP from Previous Year
At Current Prices	1.0%	(1.3)%	0.2%	(0.3)%	(2.5)%
At Constant Prices(a)	0.2	(0.8)	1.9	1.7	(1.3)
Deflator	0.7	(0.5)	(1.6)	(1.9)	(1.2)

(a)	Constant prices are based on calendar year 1995.
Source: Economic and Social Research Institute, Cabinet Office.
(b)	JFY 2001 numbers are provisional.

The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarter indicated below in JFY 2002.

Gross Domestic Product (JFY 2002)

	First Quarter(a)	Second Quarter(a)
	(yen amounts in billions)
Gross Domestic Product at Current Prices	¥497,093	¥497,236

Gross Domestic Product at Constant Prices	¥529,424	¥532,392

Percentage Changes of GDP from Corresponding Quarter of Previous Year
At Current Prices	(1.5)%	(0.9)%
At Constant Prices(b)	(0.6)	0.4
Deflator	(1.0)	(1.3)

(a)	JFY 2002 quarterly numbers are provisional.
(b)	Constant prices are based on calendar year 1995.
Source: Economic and Social Research Institute, Cabinet Office.

The following table sets forth national income for JFY 1996 through JFY 2000.

National Income

	JFY 1996	JFY 1997	JFY 1998	JFY 1999	JFY 2000
	(yen amounts in billions)
Domestic Factor Income	¥382,554	¥385,094	¥373,860	¥375,367	¥373,557
Net Income from Abroad	6,082	6,764	6,854	6,340	6,950

National Income at Current Prices	¥388,636	¥391,858	¥380,714	¥381,707	¥380,507

Percentage Changes of Income at Current Prices from Previous Fiscal Year	2.6%	0.8%	–2.8%	0.3%	–0.3%

Source:  Cabinet Office, Annual Report on National Accounts.

INDUSTRY

The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for the following calendar years indicated. These figures have been revised to reflect the new method for calculating GDP, as discussed above.

GDP by Industrial Sectors (at current prices)

	1996	1997	1998	1999	2000
Industry
Agriculture, Forestry and Fisheries	1.8%	1.6%	1.6%	1.5%	1.4%
Mining	0.2	0.2	0.1	0.1	0.1
Manufacturing	22.9	22.9	22.0	21.7	21.6
Construction	8.0	7.9	7.7	7.5	7.3
Electric Power Generation, Gas and Water	2.7	2.7	2.8	2.8	2.8
Wholesale and Retail Trade	15.2	15.5	15.0	14.3	13.9
Finance and Insurance	5.7	5.8	5.7	6.5	6.4
Real Estate	12.0	12.1	12.4	12.7	12.9
Transportation and Communication	6.9	6.8	6.7	6.4	6.4
Services	18.1	18.4	19.4	19.7	20.3

Total	93.5	93.9	93.5	93.2	93.1
Public Services
Electric Power Generation, Gas and Water	0.8	0.8	0.8	0.9	0.9
Services	2.7	2.7	2.8	2.8	2.7
Public Administration	4.9	5.0	5.2	5.3	5.4

Total	8.4	8.4	8.8	9.0	9.0
Non-Profit Services	1.8	1.8	2.0	2.0	1.8

Total	103.7%	104.1%	104.2%	104.1%	104.0%

Source:  Cabinet Office, Annual Report on National Accounts.

Figures for 2001 will not become available until the end of December, 2002.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

The following tables set forth information relating to foreign trade, and exports and imports, for the calendar years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)

	Foreign Trade of Japan
	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Terms of Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
1997	122.7	129.8	113.1	107.4	108.4	120.9	89.7
1998	121.9	116.2	111.6	101.7	109.2	114.3	95.6
1999	114.5	111.8	114.0	111.4	100.4	100.3	100.1
2000	124.4	129.8	124.8	123.7	99.7	104.9	95.0
2001	117.9	134.4	112.1	121.9	105.2	110.3	95.4

(a)	Calendar year 1995=100.
(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.
Source: Japan Tariff Association, Ministry of Finance of Japan.

Geographic Distribution of Japan’s Exports and Imports

	1997		1998		1999		2000		2001
	(yen amounts in billions)
Japan’s Exports
Asia	¥21,380	42.0%	¥17,560	34.7%	¥17,694	37.2%	¥21,254	41.1%	¥19,732	40.3%
China.	2,631	5.2	2,621	5.2	2,657	5.6	3,274	6.3	3,764	7.7
(Asian NIES)	12,236	24.0	10,224	20.2	10,244	21.5	12,356	23.9	10,626	21.7
(ASEAN)	8,437	16.6	6,085	12.0	6,170	13.0	7,381	14.3	6,592	13.5
Oceania	1,247	2.4	1,274	2.5	1,206	2.5	1,110	2.1	1,131	2.3
Australia	962	1.9	1,049	2.1	962	2.0	924	1.8	933	1.9
North America	14,907	29.3	16,299	32.2	15,394	32.4	16,162	31.3	15,509	31.7
U.S.A.	14,169	27.8	15,470	30.5	14,605	30.7	15,356	29.7	14,711	30.0
Canada	738	1.4	828	1.6	789	1.7	806	1.6	797	1.6
Central and South America	2,557	5.0	2,731	5.4	2,216	4.7	2,265	4.4	2,168	4.4
Western Europe	8,625	16.9	10,081	19.9	9,068	19.1	9,000	17.4	8,326	17.0
EU	7,934	15.6	9,320	18.4	8,462	17.8	8,432	16.3	7,810	15.9
Central and Eastern Europe, Russia etc.	294	0.6	313	0.6	230	0.5	271	0.5	297	0.6
Russia	123	0.2	128	0.3	55	0.1	61	0.1	87	0.2
Middle East	1,260	2.5	1,621	3.2	1,113	2.3	1,047	2.0	1,277	2.6
Africa	667	1.3	766	1.5	626	1.3	544	1.1	538	1.1

Total	¥50,938	100.0%	¥50,645	100.0%	¥47,548	100.0%	¥51,654	100.0%	¥48,979	100.0%

Japan’s Imports
Asia	¥15,163	37.0%	¥13,588	37.1%	¥13,970	39.6%	¥17,063	41.7%	¥17,987	42.4%
China	5,062	12.4	4,844	13.2	4,875	13.8	5,941	14.5	7,027	16.6
(Asia NIES)	4,256	10.4	3,756	10.2	4,102	11.6	5,008	12.2	4,642	10.9
(ASEAN)	6,059	14.8	5,191	14.2	5,259	14.9	6,424	15.7	6,604	15.6
Oceania	2,177	5.3	2,058	5.6	1,767	5.0	1,929	4.7	2,090	4.9
Australia	1,763	4.3	1,700	4.6	1,457	4.1	1,596	3.9	1,756	4.1
North America	10,344	25.3	9,791	26.7	8,551	24.2	8,728	21.3	8,622	20.3
U.S.A.	9,149	22.3	8,778	23.9	7,640	21.7	7,779	19.0	7,671	18.1
Canada	1,185	2.9	1,003	2.7	900	2.6	938	2.3	941	2.2
Central and South America	1,392	3.4	1,207	3.3	1,101	3.1	1,183	2.9	1,178	2.8
Western Europe	6,052	14.8	5,675	15.5	5,436	15.4	5,567	13.6	5,981	14.1
EU	5,434	13.3	5,099	13.9	4,862	13.8	5,043	12.3	5,412	12.8
Central and Eastern Europe, Russia etc.	610	1.5	491	1.3	527	1.5	624	1.5	623	1.5
Russia	483	1.2	378	1.0	429	1.2	494	1.2	468	1.1
Middle East	4,625	11.3	3,332	9.1	3,450	9.8	5,310	13.0	5,384	12.7
Africa	593	1.4	513	1.4	465	1.3	535	1.3	551	1.3

Total	¥40,956	100.0%	¥36,654	100.0%	¥35,268	100.0%	¥40,938	100.0%	¥42,416	100.0%

Source: Ministry of Finance

Balance of Payments

The following table indicates Japan’s balance of payments for the years 1997 through 2001.

Balance of Payments of Japan(a)

	1997	1998	1999	2000	2001
	(in billions)
Current Account	¥11,734	¥15,528	¥13,052	¥12,876	¥10,652
Balance on Goods and Services	5,768	9,530	7,865	7,430	3,212
Trade Balance	12,310	15,984	14,016	12,563	8,527
Exports (f.o.b.)	49,519	48,867	45,795	49,526	46,584
Imports (f.o.b.)	37,209	32,882	31,779	36,962	38,056
Services	(6,542)	(6,455)	(6,151)	(5,134)	(5,315)
Income	7,037	7,144	6,574	6,505	8,401
Current Transfers	(1,071)	(1,146)	(1,387)	(1,060)	(960)
Capital and Financial Account(b)	(15,132)	(17,082)	(6,274)	(9,423)	(6,173)

Balance on Financial Account	(14,645)	(15,151)	(4,366)	(8,428)	(5,826)
Assets	(21,824)	1,731	21,331	(1,452)	343
Liabilities	7,180	(16,882)	(25,697)	(6,977)	(6,169)
Capital Account	(488)	(1,931)	(1,909)	(995)	(346)
Changes in Reserve Assets	(766)	999	(8,796)	(5,261)	(4,936)
Errors and Omissions	4,165	556	2,018	1,809	457

(a)
In January 2002, Japan announced revised figures for the balance of payments from 1996. The revisions were in accordance with the revised edition of the Balance of Payment Manual in 2000 by the International Monetary Fund which sets forth the current global standard for calculating balance of payments. As a result, certain numbers contained in the balance of payments have been altered and are not comparable with data prior to 1996.

(b)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.
Source:	Bank of Japan, Balance of Payments Monthly.

Official Foreign Exchange Reserves

The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.

Official Foreign Exchange Reserves(a)
As of December 31,	Gold	Foreign Exchange	IMF Reserve Position	Special Drawing Rights	Total
	(in millions)
1997	$1,144	$207,866	$9,144	$2,638	$220,792
1998	1,194	203,215	8,877	2,663	215,949
1999	1,164	277,708	6,552	2,656	288,080
2000	6,737	347,212	5,253	2,436	361,638
2001	6,803	387,727	5,051	2,378	401,959

(a)
The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between The Bank of Japan and foreign central banks, (ii) certain balances held by the Ministry of Finance with Japanese banks, and (iii) foreign exchange holdings of commercial banks.

(b)
Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked to market values. The Special Drawing Right (SDR) is an international reserve asset, to supplement IMF members’ existing reserve assets (official holdings of gold, foreign exchange, and reserve positions in the IMF). The SDR is valued on the basis of a basket of key national currencies (USD, EUR, GBP and JPY) and serves as the unit of account of the IMF and a number of other international organisation.

Foreign Exchange Rates

The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	1997	1998	1999	2000	2001
Average (Central Rate)	¥120.92	¥131.02	¥113.94	¥107.78	¥121.58
High	131.60	147.64	124.75	114.98	132.08
Low	110.68	113.81	101.35	101.46	113.57

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 1997 through JFY 2000, and the budgets for JFY 2001 and JFY 2002.

Summary of Consolidated General and Special Accounts

	JFY 1997	JFY 1998	JFY 1999	JFY 2000	JFY 2001 Budget (Revised)	JFY 2002 Budget (Initial)
	(in billions)
Revenues
Total Revenues, General Account	¥80,170	¥89,783	¥94,376	¥93,361	¥86,353	¥81,230
Total Revenues, Special Accounts	283,499	306,417	310,176	341,146	391,302	398,373
Expenditures
Total Expenditures, General Account	¥78,470	¥84,392	¥89,037	¥89,321	¥86,353	¥81,230
Total Expenditures, Special Accounts	247,036	272,579	279,369	305,776	375,629	382,664

General Account

	JFY 1997	JFY 1998	JFY 1999		JFY 2000	JFY 2001 Budget (Revised)	JFY 2002 Budget (Initial)
	(in billions)
Revenues
Taxes and Stamp Revenues	¥53,941	¥49,432	¥47,234		¥50,712	¥49,625	¥46,816
Receipts from Surplus Recorded in the Preceding Fiscal Year	2,961	1,700	5,391		5,339	484	1
Public Bonds	18,458	34,000	37,514		33,004	30,000	30,000
Miscellaneous Revenues	4,810	4,651	4,237		4,306	6,244	4,413

Total Revenues	¥80,170	¥89,783	¥94,376		¥93,361	¥86,353	¥81,230

Expenditures
General Administration	¥5,272	¥6,862	¥5,996		¥6,276	¥5,597	¥5,078
Local Finance	15,481	14,305	13,084		15,829	16,706	17,012
Defense	4,950	4,956	4,897		4,907	4,975	4,956
Conservation and Development of Land	11,067	13,034	12,972		11,910	9,904	8,424
Industries and Economy	2,482	3,206	2,892		3,028	5,393	2,487
Education and Culture	6,310	7,125	6,799		6,872	6,649	6,700
Social Security, etc.	15,385	15,658	19,022		17,636	19,238	18,279
Annuities and Pensions	1,597	1,548	1,485		1,418	1,356	1,273
National Debt Service	15,926	17,699	20,272		21,446	16,284	16,671
Other Expenditures	0	0	1,618	(a)	0	250	350

Total Expenditures	¥78,470	¥84,392	¥89,037		¥89,321	¥86,353	¥81,230

Surplus of Revenues over Expenditures	¥1,700	¥5,391	¥5,339		¥4,040	¥0	¥0

(a)	The JFY 1999 budget includes a reversal of funds to make up for deficits incurred in connection with the JFY 1997 closing of accounts.

Special Accounts
	JFY 1997		JFY 1998		JFY 1999		JFY 2000		JFY 2001 Budget (Revised)		JFY 2002 Budget (Initial)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Trust Fund Bureau(a)	¥18,925	¥18,371	¥18,345	¥16,702	¥16,824	¥14,546	¥16,406	¥12,879	¥—	¥—	¥—	¥—
Fiscal Loan Fund(b)	—	—	—	—	—	—	—	—	58,558	56,361	47,515	45,178
Government Bonds Consolidation Fund	77,996	71,297	92,913	86,499	99,077	91,152	126,742	113,230	133,511	126,511	152,037	143,037
Foreign Exchange Fund	1,881	120	2,212	82	2,642	36	2,349	116	2,138	773	1,726	856
Local Allocation and Local Transfer Tax	34,440	34,063	36,557	36,188	44,206	43,869	54,995	53,999	60,890	60,198	64,487	64,327
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure	1,035	576	1,043	577	1,010	528	1,097	550	770	770	668	628
National Schools	2,780	2,629	3,283	2,833	3,230	2,907	3,157	2,872	3,117	3,117	2,783	2,783
Welfare Insurances	42,652	35,264	41,442	36,326	41,498	37,439	40,198	38,241	41,447	40,946	42,958	41,985
Seamen’s Insurances	100	97	94	95	88	94	84	87	91	91	85	85
National Hospital	1,137	1,063	1,159	1,072	1,147	1,070	1,148	1,087	1,070	1,070	1,025	1,025
National Pensions	21,892	20,111	22,433	20,886	22,849	21,376	23,093	21,709	23,306	23,068	21,698	21,627
Foodstuff Control	3,890	3,870	4,217	4,211	4,204	4,196	4,148	4,135	4,607	4,603	4,738	4,738
Agricultural Mutual Aid Reinsurance	185	144	156	124	126	94	119	60	128	118	132	120
National Forest Service	778	784	707	706	521	501	513	505	519	519	472	472
National Land Improvement	617	597	626	605	649	625	658	636	627	627	514	514
Trade Reinsurance	455	451	283	278	167	157	139	40	99	82	166	143
Compensation Reinsurance for Motor Vehicle Damages	2,834	544	2,790	554	2,727	560	2,861	584	79	12	914	849
Harbor Improvement	545	528	636	596	614	582	605	555	521	521	410	410
Airport Improvement	510	432	585	515	554	491	525	475	533	533	457	457
Postal Service	7,129	7,166	7,125	7,113	7,178	7,184	7,170	7,172	7,456	7,456	7,236	7,236
Postal Savings	27,087	21,332	31,389	26,470	24,547	21,723	17,178	16,509	12,230	11,503	12,633	10,932
Postal Life Insurances	19,004	12,053	18,916	12,927	17,163	13,307	19,247	14,021	19,039	16,651	19,444	19,444
Labor Insurance	8,433	7,672	8,530	7,867	8,348	7,762	8,319	7,662	9,048	8,688	8,699	8,359
Road Improvement	4,972	4,517	5,894	5,332	5,951	5,376	5,778	5,146	5,191	5,191	4,251	4,251
Others accounts	4,225	3,355	5,081	4,022	4,856	3,794	4,617	3,504	6,324	6,219	3,325	3,207

Total Revenues and Expenditures(c)	¥283,499	¥247,036	¥306,417	¥272,579	¥310,176	¥279,369	¥341,146	¥305,776	¥391,302	¥375,629	¥398,373	¥382,664

(a)	The Trust Fund Bureau was eliminated in JFY 2001.
(b)	The Fiscal Loan Fund was established in JFY 2001.
(c)	Without adjustment for inter-account transactions.

Government Affiliated Agencies

	JFY 1997		JFY 1998		JFY 1999		JFY 2000		JFY 2001 Budget (Revised)		JFY 2002 Budget (Initial)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Total	¥7,301	¥7,256	¥7,293	¥7,215	¥7,209	¥6,920	¥7,322	¥7,553	¥7,001	¥7,214	¥6,409	¥6,581

DEVELOPMENT BANK OF JAPAN

The Development Bank of Japan was established as a governmental financial institution based on the Development Bank of Japan Law (the “DBJ Law”) on October 1, 1999, upon the merger of The Japan Development Bank (“JDB”) and the Hokkaido-Tohoku Development Finance Public Corporation (“HTDF”). The Bank’s name and basic mission are provided by the DBJ Law.

The bank has 10 branches at Hokkaido, Tohoku, Niigata, Hokuriku, Tokai, Kansai, Chugoku, Shikoku, Kyusyu, and Minami-kyusyu, 8 domestic representative offices in Hakodate, Kushiro, Aomori, Toyama, Matsue, Okayama, Matsuyama, and Oita, and 6 overseas representative offices in Washington, New York, Los Angeles, London, Frankfurt, and Singapore. The Bank does not have any subsidiaries.

The DBJ Law provides that the Bank’s purpose is to promote:

•	the energy and sustainable development of Japan’s economy and society;

•	the realization of an affluent national life; and

•	the independent development of local economies.

To promote these objectives, the Bank provides long-term financing and related services to qualified projects as a supplement and inducement to the lending and other services provided by ordinary financial institutions.

The Bank’s capital is wholly owned by the Japanese Government, and the Bank is subject to government control and supervision in conducting its operations. The Minister of Finance has supervisory power over the Bank and determines, with the approval of the Diet, the amount of government funds to be loaned to the Bank for its lending activities. The Bank’s annual budget of revenues and expenditures is included in the Government Agencies Budget drawn up by the Minister of Finance, which is subject to approval by the Diet. The Governor and Auditors of the Bank are appointed by the Minister of Finance.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2002. There has been no material change in our capitalization since September 30, 2002.

(in millions)
Long-term borrowings:
Long-term borrowings from Government	¥13,064,273
Total bonds and notes(1)	1,464,631
Total received funds	29,632

Total long-term borrowings(2)	14,558,536
Capital and statutory reserve:
Capital(3)	1,122,286
Statutory reserve	1,012,753

Total capital and statutory reserve	2,135,039

Total capitalization	¥16,693,575

(1)	As adjusted to give effect to issue of the bonds.
(2)	Includes current maturities.
(3)	The Bank’s capital is not represented by shares.
(4)	The Bank does not have any short-term borrowings.

SOURCES OF FUNDS

The Bank derives its funds for lending operations from a variety of sources, including borrowings from the Japanese government, issuing government guaranteed and non-guaranteed debt securities, repayments of loans and internal sources. For further information regarding the Bank’s sources of funds, you should refer to the Bank’s Form 18-K for the fiscal year ended March 31, 2002. The following table sets forth information regarding the Bank’s sources of funds for the fiscal year ended March 31, 2002 and expected sources of funds for the fiscal year ended March 31, 2003.

	Year ended March 31,
	2002	2003
	(yen amounts in billions)
Borrowings from the Government	¥1,122	¥677
Government-Guaranteed Domestic Bonds	100	50
Government-Guaranteed International Bonds	190	183
Funds from Industrial Investment Special Account	33	—
Non-Guaranteed Bonds	100	200
Others	55	90

Total	¥1,600	¥1,200

SUMMARY FINANCIAL INFORMATION

The following financial information of the Development Bank of Japan should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 18-K incorporated by reference in the accompanying prospectus.

Statement of Earnings Data

	Year ended March 31, 2001	Year ended March 31, 2002	Six months ended September 30, 2001	Six months ended September 30, 2002
	(in millions)
Interest income:
Interest on loans, net of interest subsidized	¥667,470	¥617,722	¥303,882	¥268,628
Income on securities	1,952	2,332	1,160	1,046

Total operating earnings	669,421	620,054	305,041	269,674
Interest expenses:
Interest on borrowings	531,492	481,861	234,558	199,747
Interest on foreign bonds and notes	51,658	42,249	23,055	17,840

Total interest expenses	583,150	524,110	257,613	217,587

Net interest income	86,271	95,944	47,429	52,087

Administrative and other expenses:
Salaries and related expenses	18,108	18,017	8,783	8,706
Other administrative expenses	10,435	10,547	4,352	5,048
Depreciation	1,304	1,197	587	577
Write-off of bad loans (A)	68,601	26,010	3,828	9,132
Other expenses (income)—net	4,887	(1,623)	(445)	(278)

Total administrative and other expenses	103,335	54,148	17,105	23,741

Earnings before provision for possible loan losses	(17,064)	41,796	30,324	28,346
Provision for possible loan losses	2,904	2,948	2,076	1,928

Net earnings (B)	¥(14,160)	¥44,744	¥32,400	¥30,274

Net earnings appropriated for (C):
Statutory reserve	¥(14,160)	¥44,744	¥32,400	¥30,274
Payment to National Treasury	—	—	—	—

	¥(14,160)	¥44,744	¥32,400	¥30,274

(A)
The Bank makes final write-offs of loan amounts past due only after the exhaustion of all available remedies, including realizations on any security. Write-offs are made at fiscal year ends and only with approval of the Ministry of Finance.

(B)	The Bank was exempt from taxes, including those based on income, except certain local assessments.
(C)
The Bank was required to pay to the Japanese National Treasury all net earnings in excess of the amount required to be added to the “Statutory Reserve”, as described in Note 1 of “Notes to Financial Statements” included in our Annual Report on Form 18-K. Since none of the amounts of net earnings for the fiscal years ended March 31, 2001 and 2002 and for the six months ended September 30, 2001 and 2002 were in excess of such required amounts, the payment to the National Treasury was not made.

Balance Sheet Data

	As of March 31,	As of March 31,	As of September 30,
	2001	2002	2001	2002
	(in millions)
ASSETS:
Cash in banks	¥29,946	¥113,549	¥41,815	¥46,604
Securities	357,695	283,318	668,228	309,648
Loans	17,786,489	16,803,973	17,094,419	16,161,175
Premises and equipment	57,981	57,830	57,960	57,590
Less—Accumulated depreciation	(17,558)	(18,375)	(18,102)	(18,715)

	40,423	39,455	39,858	38,875
Equity Investments	176,948	176,694	176,320	179,242
Accrued interest receivable	96,450	88,124	95,468	81,492
Other assets	1,339	1,328	2,204	2,289
Unamortized discount on bonds and notes	1,966	1,810	2,023	1,853
Customer’s liability for acceptance and guarantees (A)	—	78,104	—	93,582
Reserve for loan losses (B)	—	(50,412)	(51,283)	(48,484)

TOTAL ASSETS	¥18,491,256	¥17,535,943	¥18,069,055	¥16,866,276

LIABILITIES, RESERVES AND CAPITAL:
Liabilities:
Long-term borrowings	¥16,280,486	¥15,199,128	¥15,786,269	¥14,483,536
Accrued interest payable	108,951	77,472	172,688	86,877
Miscellaneous liabilities	71,340	76,474	84,176	73,242
Acceptance and guarantees (A)	—	78,104	—	93,582

TOTAL LIABILITIES	16,460,776	15,431,178	16,043,134	14,731,237

Reserve for loan losses (B)	53,359	—	—	—
Capital and statutory reserve:
Capital (C)	1,039,386	1,122,286	1,055,786	1,122,236
Statutory reserve	937,735	982,479	970,135	1,012,753

TOTAL CAPITAL AND STATUTORY RESERVE	1,977,121	2,104,765	2,025,921	2,135,039

TOTAL LIABILITIES, RESERVES AND CAPITAL	¥18,491,256	¥17,535,943	¥18,069,055	¥16,866,276

(A)
Starting in the fiscal year ended March 31, 2002, customer’s liability for acceptance and guarantees has been included in the asset section and acceptance and guarantees has been included in the liabilities section of the Bank’s Balance Sheet.

(B)	Starting in the fiscal year ended March 31, 2002, reserve for loan losses, which was included in the liability section in prior years, is included in the asset section of the balance sheet.
(C)	See Note 4 of the Notes to the Financial Statements included in our Annual Report on Form 18-K.

USE OF PROCEEDS

We will use the net proceeds of the issue of the bonds, which we estimate will be approximately ¥74,410,715,000 for our general financing purposes.

DESCRIPTION OF THE BONDS AND GUARANTEE

The following summary of certain terms of the bonds and the guarantee of Japan supplements the description of the general terms of our debt securities under “Description of Debt Securities and Guarantee” in the accompanying prospectus and is qualified in its entirety by reference to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-11678 and a copy of the final form of which will be filed as an exhibit to an amendment to our annual report on Form 18-K filed on or about December 6, 2002.

General

The bonds will be issued pursuant to a fiscal agency agreement, dated as of December 6, 2002, among us, Japan and The Bank of Tokyo-Mitsubishi, Ltd., London Branch, as fiscal agent. The aggregate principal amount of the bonds will be ¥75,000,000,000, and the bonds will mature at par on September 20, 2022.

The bonds will bear interest at the rate per year shown on the front cover of this prospectus supplement from December 13, 2002, payable in equal semi-annual installments, except that the first payment of interest to be made on March 20, 2003 shall be in respect of the period from and including December 13, 2002 to, but excluding, March 20, 2003, and shall amount to ¥4,517 per ¥1,000,000 principal amount of the bonds. The interest payment dates are September 20 and March 20, commencing March 20, 2003. Interest will be payable to the person in whose name the bond is registered at the close of business on the first calendar day of the month in which the interest payment occurs. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, that interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, the related payment of principal, premium, if any, or interest will be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of the bonds, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) the City of New York, London and Tokyo.

Other than as described below under “—Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

Japan will unconditionally and irrevocably guarantee the payment of principal of and interest on the bonds.

The bonds will be direct unsecured obligations of the Bank and as among themselves will rank pari passu and be payable without any preference or priority.

Additional terms of the bonds and the guarantee of Japan are described in the accompanying prospectus under “Description of the Debt Securities and Guarantee”.

The Bank of Tokyo-Mitsubishi, Ltd., London Branch, has its principal corporate trust office at 12-15 Finsbury Circus, London EC2M 7BT. In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi, Ltd., London Branch, is the agent of the Bank and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent.

Additional Amounts

We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan, unless the withholding or deduction of taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.

We will not, however, be obligated to pay any additional amounts:

•
to, or to a third party on behalf of, any beneficial owner of a bond that is a non-resident of Japan or a non-Japanese corporation and is liable for such taxes by reason of such beneficial owner’s having some connection with Japan other than the mere holding of, or the enforcement of its right under, the bond; or

•
to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to provide the fiscal agent, upon request, with certain information necessary to establish an exemption from withholding or deduction, as provided in the fiscal agency agreement; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation, except for

•	a “Designated Financial Institution” that complies with the requirement to provide the exemption information or to submit a “Claim for Exemption” and

•
a resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as exempt from taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•
more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “—Redemption”; or

•
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive and withholding could not be avoided by establishing a paying agent outside the EU; or

•
to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union.

Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “participant”, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner of the bond is

•	a non-resident of Japan or a non-Japanese corporation or

•
a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Law (Law No. 26 of 1957, as amended), and the cabinet order (No. 43 of March 31, 1957, as amended), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a participant with the custody of the bond, provide certain “exemption information” prescribed by the law to enable the participant to establish that the beneficial owner is exempted from the requirement for taxes to be withheld or deducted and advise the participant if that beneficial owner ceases to be exempted.

Where a bond is not held by a participant, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner is

•	a non-resident of Japan or a non-Japanese corporation or

•	a designated financial institution,

that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•
the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence showing that the beneficial owner is a non-resident of Japan or a non-Japanese corporation or a designated financial institution.

Redemption

We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•
there is any change in official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “—Additional Amounts”.

Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.

The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “—Additional Amounts”.

Form, Denominations and Registration

All bonds will be in registered form, without interest coupons attached. Bonds offered and sold outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent form without interest coupons attached, which will be registered in the name of the nominee of The Bank of Tokyo-Mitsubishi, Ltd., London Branch as the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg and which will be deposited on or about December 13, 2002 with The Bank of Tokyo-Mitsubishi Ltd., London Branch as the common depositary for Euroclear and Clearstream, Luxembourg. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream, Luxembourg.

Bonds offered and sold within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about December 13, 2002 with the Bank of Tokyo-Mitsubishi Trust Company as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

The international global bond has been assigned an ISIN number of XS0159205995 and a Common Code number of 015920599. The DTC global bond has been assigned a CUSIP number of 25159MAC1.

Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Such beneficial interests will be in denominations of ¥1,000,000 and integral multiples thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, Luxembourg, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream, Luxembourg participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg only through direct or indirect participants in DTC, Euroclear, or Clearstream, Luxembourg. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, Luxembourg, and, if such person is not a participant in DTC, Euroclear, or Clearstream, Luxembourg, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment

Owners of beneficial interests in the global bonds will receive all payments in Japanese yen, except for holders through DTC (excluding Euroclear and Clearstream, Luxembourg), who will receive payments in U.S. dollars unless the beneficial owner affirmatively elects to receive payments in Japanese yen. For more information, see “—Currency Conversions” below.

Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, Luxembourg, or the nominee thereof, as the case may be, as the registered owners of the global bonds.

Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the due date for payment of any amount of principal or interest in respect of any bond is not at any place of payment on a business day, then the holder of the bond shall not be entitled to payment at that place of payment of the amount due until the next following business day at that place of payment and shall not be entitled to any further interest or other payment in respect of any such delay.

Any moneys held by the fiscal agent in respect of the bonds and remaining unclaimed for two years after the amount became due and payable shall be returned to us, and the holder of these bonds may thereafter look only to us for any payment to which such holder may be entitled.

Currency Conversions

Initial investors will be required to pay for the bonds in Japanese yen.

We will pay principal and interest payments on the bonds in Japanese yen, but owners of beneficial interests in global bonds held through DTC, other than Euroclear and Clearstream, Luxembourg, will receive payments in U.S. dollars unless they elect to receive payments in Japanese yen. If a holder through DTC has not made such an election, payments to the holder will be converted to U.S. dollars by the fiscal agent. All costs of conversion will be borne by the holder by deduction from the payments. The U.S. dollar amount of any payment of principal or interest received by a holder not electing payment in Japanese yen will be the amount of Japanese yen otherwise payable exchanged into U.S. dollars at the ¥/U.S. dollar rate of exchange prevailing as near as practicable to 11:00 a.m. (London time) but no later than 3:00 p.m. (London Time) on the day which is two Business Days (as defined below) prior to the relevant payment date, less any costs incurred by the fiscal agent for such conversion, to be shared pro rata among the owners of beneficial interests in the global bonds accepting U.S. dollar payments in the proportion of their respective holdings, all in accordance with the fiscal agency agreement.

If an exchange rate bid quotation is not available, the fiscal agent will obtain a bid quotation from a leading foreign exchange bank in London selected by the fiscal agent for that purpose after consultation with us. If no bid quotation from a leading foreign exchange bank is available, payment will be in Japanese yen to the account or accounts specified by DTC to the fiscal agent. Until the account or accounts are so specified, the funds held by the fiscal agent will bear interest at the rate of interest quoted by the fiscal agent for deposits with it on an overnight basis to the extent that the fiscal agent is reasonably able to reinvest such funds.

The owner of a beneficial interest in the global bonds held through a participant of DTC (other than Euroclear or Clearstream, Luxembourg) may elect to receive payment or payments under a global bond in Japanese yen by notifying the DTC participant through which its bonds are held of (1) the investor’s election to receive all or a portion of the payment in Japanese yen, and (2) wire transfer instructions to a Japanese yen account located in Japan. DTC must be notified of an election and wire transfer instructions on or prior to the third Business Day (as defined below) after the record date for any payment of interest and 12 days prior to the payment of principal on the bonds. DTC will notify the fiscal agent of an election and wire transfer instructions on or prior to the fifth Business Day after the record date for payment of interest and the tenth Business Day prior to the payment date for the payment of principal on the bonds. If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent on or prior to such dates, such investor will receive payment in Japanese yen outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC. All costs of conversion will be borne by holders of beneficial interests in the global bonds receiving U.S. dollars by deduction from those payments.

The term “Business Day” means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, Tokyo and London.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them, as described under “Foreign Exchange Considerations”.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

• the	payment of interest accruing prior to the issue date of any further bonds or

• the	first payment of interest following the issue date of any further bonds,

so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.

Prescription

Bonds will become void unless surrendered for payment within a period of five years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Meeting of Bondholders

The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.

Exchange of interests in global bonds for bond certificates

Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders thereof under the fiscal agency agreement.

Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary.

Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream, Luxembourg will not be accepted unless Euroclear of Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business.

We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bond certificates form in exchange for the global bonds. Bonds issued in certificated form will be issued only in fully registered form, without coupons, in denominations of ¥1,000,000 and integral multiples thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, as the case may be shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive bonds as described below. Additionally, bonds may be presented for registration of transfer or exchange at the office of the Luxembourg Paying Agent, so long as the bonds are listed on the Luxembourg Stock Exchange.

Distribution of principal and interest on any certificated bonds will be made by the fiscal agent directly to registered holders of the certificated bonds in accordance with the procedures described in this prospectus supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the certificated bonds in whose names the certificated bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The final payment on any certificated bond, however, will be made only upon presentation and surrender of such certificated bond at the office of the fiscal agent or our Luxembourg Paying Agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen days before such final distribution.

Certificated bonds will be transferable and exchangeable at the offices of the fiscal agent. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. The fiscal agent will not be required to register the transfer or exchange of certificated bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such certificated bonds.

Notices

All notices will be published in English in London in the Financial Times and in New York in The Wall Street Journal, provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, Luxembourg, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different date, on the first date on which publication is made. In addition, for so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

GLOBAL CLEARANCE AND SETTLEMENT

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of the Bank, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised as follows:

The Clearing Systems

DTC

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the Underwriters. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Initial Settlement

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in the same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders on the settlement date against payment in same-day funds.

Secondary Market Trading

Trading between Euroclear and/or Clearstream, Luxembourg participants

Secondary market sales of book-entry interests in the bonds held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures or Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional Eurobonds.

Trading between DTC participants

Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading between DTC seller and Euroclear/Clearstream, Luxembourg purchaser

When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian, Bank of Tokyo-Mitsubishi Trust Company, will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•
increase the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading between Euroclear/Clearstream, Luxembourg seller and DTC purchaser

When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will:

•
transmit appropriate instructions to the custodian, Bank of Tokyo-Mitsubishi Trust Company, who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•
decrease the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.

Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Bank, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the Securities Act, will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.

So long as the international global bond is held on behalf of Euroclear and Clearstream, Luxembourg or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be; except that, so long as the bonds listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices will also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourg Wort) or, if such publication is not practicable, in an English language newspaper having general circulation in Europe.

TAXATION

Additional Japanese Taxation Considerations

Taxation of Nonresident Investors

Payment of interest on the bonds outside Japan by us or a paying agent to a beneficial owner that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes (a “nonresident holder”) will not be subject to Japanese withholding tax, provided that the beneficial owner complies with procedures for establishing its status as a nonresident holder in accordance with the requirements of Japanese law.

In the event that new rules or official interpretations are adopted that apply to interest on outstanding securities and do not provide for an exemption from withholding tax for the bonds, nonresident holders generally will be entitled to receive additional amounts as described under “Description of the Bonds and Guarantee—Additional Amounts”, and we will be entitled to redeem the bonds as described under “Description of the Bonds and Guarantee—Redemption”.

Under current Japanese practice, we and our principal paying agent may determine our withholding obligations in respect of bonds held through a qualified clearing organization in reliance on certifications received from such an organization, and need not obtain certifications from the ultimate beneficial owners of such bonds. As part of the procedures under which such certifications are given, a beneficial owner may, in general, be required to establish that it is a nonresident holder to the person or entity through which it holds the bonds. A nonresident holder that holds securities otherwise than through a qualified clearing organization may be required to deliver a duly completed claim for exemption from Japanese withholding tax, and to provide documentation concerning its identity and residence, to the principal paying agent in order to receive interest from the principal paying agent free of Japanese withholding tax. We and the principal paying agent may adopt modified or supplemental certification procedures to the extent necessary to comply with changes in, or as otherwise permitted under, Japanese law or administrative practice.

Additional United States Taxation Considerations

This section describes certain United States federal income tax consequences of owning the bonds. It supplements the discussion of tax consequences under “Description of the Debt Securities and Guarantee—United States Taxation” in the accompanying prospectus. It applies to you only if you are a U.S. holder, as defined below, that acquires bonds in the offering at the offering price and you hold your bonds as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns bonds that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns bonds as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these bonds in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a bond and you are:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any of its political subdivisions,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

You will be taxed on interest on your bond as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers.    If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment, you must recognize income equal to the U.S. dollar value of the Japanese yen interest payment, based on the exchange rate in effect on the date of receipt by you, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.    If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

        When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your bond, for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. Such income or loss will generally be United States source income or loss.

Purchase, Sale and Retirement of the Bonds

Your tax basis in your bond will generally be the U.S. dollar cost, as defined below, of your bond. If you purchase your bond with Japanese yen, the U.S. dollar cost of your bond will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your bond is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your bond will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

        You will generally recognize gain or loss on the sale or retirement of your bond equal to the difference between the amount you realize on the sale or retirement and your tax basis in your bond. If your bond is sold or retired for an amount in Japanese yen, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the bonds are not traded on an established securities market, as defined in the applicable Treasury regulations,

•	the date of disposition, if you are an accrual basis taxpayer, or

•
the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the bonds are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your bond, except to the extent:

•	attributable to accrued but unpaid interest, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year and 18% where the property is held for more than five years.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a bond as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive Japanese yen as interest on your bond or on the sale or retirement of your bond, your tax basis in the Japanese yen will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase Japanese yen, you generally will have a tax basis equal to the U.S. dollar value of the Japanese yen on the date of your purchase. If you sell or dispose of Japanese yen, including if you use yen to purchase bonds or exchange yen for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Change in Law Regarding Backup Withholding

The rate at which backup withholding is required to be imposed has changed since the effective date of the Prospectus. The current backup withholding rate is 30%. This rate will be in effect for the remainder of 2002 and 2003. This rate is scheduled to decrease to 29% for 2004 and 2005, and to 28% for 2006 and thereafter.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated December 6, 2002, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Salomon Brothers International Limited and UBS AG, acting through its business group UBS Warburg, are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount of Bonds
Salomon Brothers International Limited	¥36,000,000,000
UBS AG, acting through its business group UBS Warburg	¥36,000,000,000
Deutsche Bank AG London	¥500,000,000
J.P.Morgan Securities Ltd.	¥500,000,000
Merrill Lynch International	¥500,000,000
Mizuho International plc.	¥500,000,000
Morgan Stanley & Co. International Limited	¥500,000,000
Nomura International plc	¥500,000,000

Total	¥75,000,000,000

The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer some of the bonds directly to the public at the price to the public set forth on the cover page of this prospectus supplement and some of the bonds to certain securities dealers at the price to the public less a selling concession of 0.30% of the principal amount of the bonds. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

In connection with this issue, Salomon Brothers International Limited or any person acting for it may over-allot or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Salomon Brothers International Limited or any of its agents to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. Salomon Brothers International Limited, or any of its agents, may effect these transactions on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.

The bonds are exempt from the requirement for registration under the Securities and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “Securities and Exchange Law”) and are subject to the Special Taxation Measures Law of Japan (Law No. 26 of 1957) (as amended) (the “Special Taxation Measures Law”). Each of the underwriters has represented and agreed that:

•
except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, bonds in Japan or to, or for the benefit of, any resident of Japan, which includes any person resident in Japan, including any corporation or entity organized under the laws of Japan but excluding certain financial institutions defined in Article 6, Paragraph 8 of the

Special Taxation Measures Law and any other excluded category of persons, corporations or other entities under the Special Taxation Measures Law; and

•	it has not, directly or indirectly, offered or sold and will not, as part of its initial distribution, directly or indirectly offer or sell bonds to any person other than a Gross Recipient.

A “Gross Recipient” for this purpose is:

•	a beneficial owner that is not an individual resident of Japan or Japanese corporation for Japanese tax purpose;

•
a Japanese financial institution, designated in Article 3-2 paragraph (19) of the Cabinet Order of December 17, 1997 (the “Cabinet Order”) relating to the Special Taxation Measures Law that will hold bonds for its own proprietary account; or

•
an individual resident of Japan or a Japanese corporation whose receipt of interest on the bonds will be made through a payment handling agent in Japan as defined in Article 2-2 paragraph (2) of the Cabinet Order.

Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Bank or Japan except as set forth in the underwriting agreement.

Each underwriter has represented, warranted and agreed that:

•
it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any of the bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to the Bank or Japan; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the Untied Kingdom.

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

We have applied to list the bonds on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

VALIDITY OF SECURITIES

The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Tomotsune & Kimura of Tokyo, Japan. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell, New York, New York. In giving their opinions, Sullivan & Cromwell may rely as to matters of Japanese law upon the opinion of Tomotsune & Kimura, and Tomotsune & Kimura may rely as to matters of New York law upon the opinion of Sullivan & Cromwell.

AUTHORIZED AGENTS IN THE UNITED STATES

As of the date of this Prospectus Supplement, the authorized agent in the United States for the Bank, for the purpose of the United States Securities Act of 1933, is Rikizo Matsukawa, whose address is: Development Bank of Japan New York Representative Office, 1251 Avenue of Americas, Suite 830, New York, New York 10020. The authorized agents for Japan are Etsuro Honda and Takashi Osada, and their address is: Consulate General of Japan in New York, 1 Chase Manhattan Plaza, New York, New York 10005.

GENERAL INFORMATION

We have applied to list the bonds on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. The legal notice relating to the issue of the bonds and copies of the Development Bank of Japan Law will be registered prior to the listing with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. For so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

As long as the bonds are listed on the Luxembourg Stock Exchange, we will maintain a paying agent, which we refer to as the Luxembourg Paying Agent, in the City of Luxembourg. The Luxembourg Paying Agent is presently Bank of Tokyo-Mitsubishi (Luxembourg) S.A. Any change in the Luxembourg Paying Agent will be published in a leading daily newspaper having general circulation in Luxembourg.

On December 6, 2002, the Minister of Finance of Japan consented to the giving of Japan’s guarantee with respect to the bonds, upon our application dated December 2, 2002.

There has been no material adverse change in our condition, financial or otherwise, since March 31, 2002, the date of the most recent English version of the audited financial statements of The Development Bank of Japan, unless otherwise stated herein.

The bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code: 015920599    ; ISIN: XS0159205995    ; CUSIP: 25159MAC1).

We are not involved in any legal, arbitration, administrative or other proceedings, nor are we aware of any such proceedings pending or being threatened, the results of which may have or have had, individually or in the aggregate, a material adverse effect on our financial position during the period of 12 months prior to the date of this document.

The names of the Governor, the Deputy Governors, the Senior Executive Directors, and the Statutory Auditors of the Bank are as follows:

Governor
Takeshi Komura

Deputy Governors
Takashi Matsukawa
Noritada Terasawa

Senior Executive Directors
Shinya Matsuno
Sumihito Ohkawa
Takafumi Kaneko
Kozo Isshiki
Tamio Fujiwara
Fumio Inui
Tomoyuki Takahashi
Kenji Ochi
Hiroaki Itou
Mikio Araki
Keimei Kaizuka
Toshiharu Kitamura

Statutory Auditors
Takashi Ando
Yoshinori Takahashi

All of the officers are engaged by the Bank on a full-time basis except for Messrs. Keimei Kaizuka Toshiharu Kitamura and Yoshinori Takahashi. The business address of all of the above persons is the head office of the Bank.

The DBJ Law requires the Bank to prepare financial statements semi-annually in accordance with accounting principles and procedures required by the DBJ Law and regulations thereunder, and to submit them, together with an opinion of the Bank’s Auditors, to the Ministry of Finance.

So long as any bonds are outstanding, copies of the following documents will be available for inspection, and you may obtain copies of the annual reports and audited financial statements referred to in clause (ii) below, at the specified offices of the fiscal agent in London and, for so long as the bonds are listed on the Luxembourg Stock Exchange, free of charge at the offices of the Luxembourg Paying Agent in Luxembourg:

(i)	English translations of the Development Bank of Japan Law;

(ii)
the annual reports on Form 18-K for the Development Bank of Japan for the years ended March 31, 2000, 2001 and 2002 and the annual reports on Form 18-K for Japan for the years ended March 31, 1999, 2000, 2001 and 2002 and all subsequent years (the Bank does not produce any interim reports);

(iii)
the audited financial statements of each of The Japan Development Bank and the Hokkaido-Tohoku Development Finance Public Corporation for the years ended March 31, 1998 and 1999 and for the six months ended September 30, 1999 and the audited financial statements of the Development Bank of Japan for the years ended March 31, 2000, 2001 and 2002;

(iv)	the fiscal agency agreement;

(v)	the underwriting agreement referred to above; and

(vi)	the executed guarantee.

Also, for so long as the bonds are listed on the Luxembourg Stock Exchange, copies of the information referenced in “Where You Can Find More Information” on page 3 of the accompanying prospectus may be obtained free of charge at the offices of the Luxembourg Paying Agent in Luxembourg.

The bonds will bear the following legends:

“Interest payments on this bond will be subject to Japanese withholding tax unless the holder establishes that this bond is held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a designated Japanese financial institution described in Article 6 of the Special Taxation Measures Law of Japan.

Interest payments on this bond to an individual resident of Japan or a Japanese corporation not described in the preceding paragraph will be subject to deduction of Japanese income tax at a rate of 15% of the amount specified in subparagraphs (A) or (B) below, as applicable;

(A)	if interest is paid to an individual resident of Japan or to a Japanese corporation (except as provided in subparagraph (B) below), the amount of such interest;

(B)
if interest is paid to a public corporation, a financial institution or a securities company through a payment handling agent in Japan, as provided in Article 3-3, Paragraph 6 of the Special Taxation Measures Law of Japan, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph 6.”

A Japanese resident or a Japanese entity with a payment handling agent in Japan for receiving payment of interest on the bonds is exempt from withholding tax by the Bank, but withholding tax will be deducted by such payment handling agent unless certain exemptions are applicable. Failure to notify the paying agent of such tax exemption status due to receipt of interest through a payment handling agent in Japan in a timely manner may result in certain double withholding tax.

On July 18, 2001, the European Commission published a Proposal for a Directive to ensure effective taxation of savings income in the form of interest payments within the European Community. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments and subject to the proposals not being required to be applied for a limited period of seven years after the new directive comes into force to tranches of bonds issued before March 1, 2002 and fungible with bonds issued before March 1, 2001 or where the original prospectus was certified before the date. The proposed directive is not yet final and may be subject to further amendment and/or clarification.

Nikko Cordial Corporation and Citigroup Inc. have established a series of business alliances in respect of Japan related activities. Salomon Brothers International Limited is authorized to conduct Japan related business under the name Nikko SalomonSmithBarney Europe.

PROSPECTUS

Development Bank of Japan

(Issuer)

Japan

(Guarantor)

$1,500,000,000

Debt Securities

The Development Bank of Japan (“DBJ”) will provide specific terms of these securities in supplements to this Prospectus (“Prospectus Supplements”). You should read this Prospectus and any Prospectus Supplement carefully before you invest. This Prospectus may not be used to make offers or sales of securities unless accompanied by a Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 19, 2000.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that DBJ and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, DBJ may, from time to time, sell debt securities (“Debt Securities”) described in this Prospectus in one or more offerings in the United States up to a total dollar amount of $1,500,000,000. This Prospectus provides you with a general description of the Debt Securities DBJ may offer. Each time DBJ sells securities under this shelf process, DBJ will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any Prospectus Supplement together with additional information under the heading “Where You Can Find More Information”.

Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.

None of DBJ, Japan or the underwriters of the Debt Securities to which any particular Prospectus Supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this Prospectus or such a Prospectus Supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by DBJ, Japan or such underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

DBJ and Japan file annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about DBJ and Japan, and may be accompanied by exhibits. You may read and copy any document DBJ and Japan file with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

The Commission allows DBJ and Japan to “incorporate by reference” the information DBJ and Japan file with the Commission, which means that DBJ and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. DBJ and Japan incorporate by reference the documents listed below:

•	DBJ’s initial Annual Report on Form 18-K, and Japan’s Annual Report on Form 18-K for the year ended March 31, 1999; and

•
All amendments to DBJ’s initial Annual Report on Form 18-K filed prior to the date of this Prospectus, and Japan’s Annual Report on Form 18-K for the year ended March 31, 1999 filed prior to the date of this Prospectus.

DBJ and Japan also incorporate by reference all future annual reports and amendments to annual reports, and any other information DBJ and Japan file with the Commission pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934 until it sells all of the Debt Securities. Each time DBJ or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling DBJ. Written requests for such documents should be directed to the Development Bank of Japan, 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan, Attention: Office of Financing & Planning, Treasury Department, telephone number: 81-3-3244-1829.

DEVELOPMENT BANK OF JAPAN

DBJ was established on October 1, 1999 as a governmental financial institution under the Development Bank of Japan Law. DBJ is the result of a merger between The Japan Development Bank and the Hokkaido-Tohoku Development Finance Public Corporation, which were also governmental institutions. Pursuant to the Development Bank of Japan Law, DBJ succeeded to all of the rights, and assumed all of the obligations, of The Japan Development Bank and the Hokkaido-Tohoku Development Finance Public Corporation. Also pursuant to that law, both The Japan Development Bank and the Hokkaido-Tohoku Development Finance Public Corporation were dissolved upon the establishment of DBJ.

The Development Bank of Japan Law provides that DBJ’s purpose is to promote:

•	the energy and sustainable development of Japan’s economy and society;

•	the realization of an affluent national life; and

•	the independent development of local economies.

DBJ raises funds mainly in the form of borrowings from the Japanese Government, and also from the private sector through the issuance of bonds.

The Japanese Government owns all of DBJ’s capital, and DBJ is subject to government control and supervision. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes DBJ’s annual budget of revenues and expenditures. The Prime Minister appoints DBJ’s Governor and Auditors.

JAPAN

Japan is a mountainous island country in the western Pacific, with a population of over 126 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS

DBJ will use the net proceeds from the sale of the Debt Securities for its general financing purposes.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). DBJ has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.

General

From time to time, DBJ may authorize and issue Debt Securities in one or more series. The Prospectus Supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency (including composite currencies such as the European Currency Unit), any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.

If DBJ issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the Prospectus Supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.

DBJ and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable Prospectus Supplement, but DBJ and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. DBJ and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of DBJ and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Rank of Debt Securities

The Debt Securities will be unsecured. At the time of issuance they will rank at least equally in right of payment with all other unsecured indebtedness of DBJ, but subject to certain rights provided in the Japanese Civil Code, such as the preferential rights of employees to wages.

Under the Development Bank of Japan Law, the holders of notes DBJ issues, including the holders of Debt Securities, will have the benefit of a preferential right to be repaid prior to DBJ’s other unsecured obligations, subject to the rights under the Japanese Civil Code as described in the preceding paragraph and with the exception of obligations in respect of national and local taxes and certain other statutory exceptions.

Guarantee of Japan

Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by DBJ, without making prior demand upon or seeking to enforce remedies against DBJ.

Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.

Redemption

If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of DBJ, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.

Japanese Taxation

The following description of Japanese taxation (limited to national taxes) applies to interest on the Debt Securities issued by DBJ outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.

Tax Withholding Rules.    Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any Debt Securities is:

—A non-resident of Japan with no permanent establishment within Japan;

—A non-Japanese corporation with no permanent establishment within Japan; or

—A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Clearstream Banking, société anonyme, or a certain financial intermediary prescribed by the Special Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—If the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by DBJ of income tax at the rate of 15% unless any lower rate is applicable under the relevant tax treaty between Japan and another country. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax on payment of interest by DBJ are required to submit an “Application Form for Income Tax

Convention regarding Relief from Japanese Income Tax on Interest” in advance through DBJ to the relevant tax authority before payment of interest.

•	If the recipient of interest on any Debt Securities is:

—A Japanese bank;

—A Japanese insurance company;

—A Japanese securities company; or

—Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law of Japan,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding or otherwise. The recipient will, however, be subject to regular corporate tax with respect to such interest.

•	If the recipient of interest on any Debt Securities is:

—A non-resident of Japan with a permanent establishment within Japan; or

—A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by DBJ of income tax at the rate of a 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s other Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—Japanese banks;

—Japanese insurance companies;

—Japanese securities companies;

—other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of the Special Taxation Measures Law of Japan (such institutions, together with Japanese banks, insurance companies and securities companies, are called “Specified Financial Institutions”); or

—Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain Japanese payment handling agents (“Japanese Payment Handling Agents”), such agents, or otherwise DBJ, will withhold income tax at the rate of 15%. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

—A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

—A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding or otherwise on such portion of interest as is prescribed by the relevant cabinet order. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%. Any interest on Debt Securities received during the period such Debt Securities are held by a Japanese Payment Handling Agent will not be subject to the withholding by DBJ of income tax at the rate of 15%.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation are generally not subject to Japanese income or corporate tax. Gains derived from the sale in Japan of Debt Securities by a non-resident of Japan or a non- Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.

United States Taxation

For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the Prospectus Supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.

United States Holders.    The Debt Securities and interest thereon will not be exempt from United States taxation generally. In the opinion of Sullivan & Cromwell, interest paid by DBJ on the Debt Securities constitutes income from sources outside the United States, but, with certain exceptions, is treated separately, together with other items of “passive” or “financial services” income, for purposes of computing the foreign tax credit allowable under United States federal income tax laws.

Non-United States Holders.    In the opinion of Sullivan & Cromwell, and subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	An individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	A corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States, unless:

•	The corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

•
The individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.

A beneficial owner of a Debt Security who or that is:

•	A non-resident alien individual; or

•	A foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Debt Security,

will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security, unless:

•	Such gain is effectively connected with the conduct by the holder of a United States trade or business; or

•
In the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.

The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a non-resident of the United States who was not a citizen of the United States at the time of death.

Backup Withholding and Information Reporting.    Backup withholding tax at a rate of 31% and certain information reporting requirements may apply to payments of principal of and premium and interest, if any, on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a non-United States person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a non-United States person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	A non-United States branch of a United States broker;

•
A non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•
With respect to payments made after December 31, 2000, a foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.

Acceleration of Maturity

With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•
Default in any payment, when due, of principal (if due in installments) of or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days; or

•
Default in the performance of any other covenant contained in the Debt Securities of such series and the continuance of such default for a period of 90 days following written notice thereof to DBJ by a holder.

The Fiscal Agency Agreement will not require DBJ to furnish to the Fiscal Agent periodic evidence as to the absence of default.

Governing Law

The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by DBJ and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

DBJ will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. DBJ will accept the jurisdiction of such court in such action. DBJ will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and DBJ’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.

If you bring an action against DBJ under federal securities laws or against Japan for any purpose, unless DBJ or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against DBJ or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of DBJ or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.

PLAN OF DISTRIBUTION

DBJ may sell Debt Securities directly, to or through underwriters or through agents. Each Prospectus Supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to DBJ from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable Prospectus Supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

DBJ may, directly or through agents it designates, sell Debt Securities from time to time. The applicable Prospectus Supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by DBJ to such agent. Unless such Prospectus Supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.

If the applicable Prospectus Supplement so indicates, DBJ will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from DBJ at the public offering price set forth in such Prospectus Supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable Prospectus Supplement. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

The applicable Prospectus Supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.

Agents and underwriters may be entitled under agreements into which they enter with DBJ to indemnification by DBJ against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for DBJ in the ordinary course of business.

AUTHORIZED AGENTS IN THE UNITED STATES

The authorized agent in the United States for DBJ, for the purpose of the United States Securities Act of 1933, is Tsutomu Kishino, whose address is: Development Bank of Japan New York Representative Office, 1251 Avenue of Americas, Suite 830, New York, New York 10020. The authorized agents for Japan are Takeo Shikado and Takuji Tanaka, and their address is: Consulate General of Japan in New York, 1 Chase Manhattan Plaza, New York, New York 10005.

VALIDITY OF SECURITIES

Tomotsune Kimura & Mitomi, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of DBJ and Japan. Sullivan & Cromwell, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell may rely as to all matters of Japanese law and procedure on the opinion of Tomotsune Kimura & Mitomi, and Tomotsune Kimura & Mitomi may rely as to matters of New York law upon the opinion of Sullivan & Cromwell.

FURTHER INFORMATION

The Registration Statement of which this Prospectus is a part, any post-effective amendment to such Registration Statement, and the Prospectus Supplement or Supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.

The Governor of DBJ, in his official capacity as such Governor, thereunto duly authorized, has supplied the information set forth in this Prospectus under the caption “Development Bank of Japan” and the information incorporated in this Prospectus by reference relating to DBJ, and such information is stated on his authority.

The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this Prospects under the caption “Japan” and the information incorporated in this Prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF THE BANK

9-1, Otemachi 1-chome
Chiyoda-ku
Tokyo 100-0004

FISCAL AGENT

The Bank of Tokyo-Mitsubishi, Ltd., London Branch
12-15 Finsbury Circus
London EC2M 7BT

also acting through
Bank of Tokyo-Mitsubishi Trust Company
1251 Avenue of the Americas
New York, N.Y. 10020
Attention: Corporate Trust Department

LEGAL ADVISERS

To the Bank and Japan Tomotsune Kimura & Mitomi 2-14, Nagatacho 2-chome Chiyoda-ku Tokyo 100-0014	To the Underwriters Sullivan & Cromwell 125 Broad Street New York N.Y. 10004
PAYING AGENTS
Principal Paying Agent The Bank of Tokyo-Mitsubishi, Ltd., London Branch 12-15 Finsbury Circus London EC2M 7BT	Luxembourg Paying Agent Bank of Tokyo-Mitsubishi (Luxembourg) S.A. 287-289, Route d’Arlon L-1150 Luxembourg
LISTING AGENT Banque Générale du Luxembourg S.A. 50 Avenue John F. Kennedy L-2951 Luxembourg

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement (including the prospectus dated April 19, 2000 contained herein). You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

¥75,000,000,000

Development Bank of Japan

1.70% Japanese Yen
Guaranteed Bonds
Due September 20, 2022

Unconditionally and Irrevocably
Guaranteed as to Payment of
Principal and Interest
by

Japan

PROSPECTUS SUPPLEMENT

NikkoSalomonSmithBarney Europe

UBS Warburg

December 6, 2002